Exhibit 99.1

                       [CFS BANCORP, INC. LETTERHEAD]

October 17, 2003
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500

        CFS BANCORP, INC. ANNOUNCES THE RETIREMENT OF JOHN T. STEPHENS
         AND NAMES CHARLES V. COLE AS ITS NEW CHIEF FINANCIAL OFFICER.

MUNSTER, IN - October 17, 2003 - CFS Bancorp, Inc. (NASDAQ: CITZ) ("Company"), the parent holding company for Citizens Financial Services, FSB ("Bank"), announced today, that John T. Stephens has announced his retirement as Executive Vice President-Treasurer and Chief Financial Officer of Citizens Financial Services, FSB and CFS Bancorp, Inc. effective January 2, 2004.
Mr. Stephens joined Citizens Federal Savings and Loan Association in April
1983 as Chief Financial Officer. He was promoted to Senior Vice President-Treasurer in October of the same year. In 1986 he was elected to the Bank's Board of Directors and promoted to Executive Vice President in 1993.

Mr. Stephens currently serves as a member of the Bank's Executive Committee, Trust Committee, Asset/Liability Management Committee, and Loan Committee. Mr. Stephens has served as Executive Vice President and Treasurer of CFS Bancorp since its incorporation in 1998. He has also served as Treasurer of the Citizens Savings Foundation since its inception in 1998.

Chairman and CEO Thomas F. Prisby stated, "Jack has been an invaluable member of Citizens Senior Management team and has helped guide us through many significant events in our history. Our directors and officers express their profound gratitude to Jack and his family for his service and wish him the best in his retirement."

To succeed Mr. Stephens, Charles V. Cole of Frankfort, Illinois has accepted the position of Executive Vice President, Treasurer and Chief Financial Officer. Mr. Cole has nearly twenty years of experience in banking and financial management, serving most recently as Senior Vice President and Chief Financial Officer at Advance Bank in Lansing, Illinois. Mr. Cole has been a Certified Public Accountant since 1984 and is a graduate of Northern Illinois University in DeKalb, Illinois. He is also a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Financial Managers Society.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's stock trades on the Nasdaq National Stock Market under the symbol "CITZ."

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